ISSUER FREE WRITING PROSPECTUS
(Supplementing Preliminary Prospectus Supplement Dated December 5, 2007)
Filed Pursuant to Rule 433
Registration No. 333-147796
December 6, 2007
$•
VULCAN MATERIALS COMPANY
$     % Notes due 2012
$     % Notes due 2017
$     % Notes due 2037
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     This Free Writing Prospectus which supplements the Preliminary Prospectus Supplement to the Prospectus dated December 5, 2007 should be read together with the Preliminary Prospectus Supplement to the Prospectus dated December 5, 2007 relating to Vulcan Materials Company’s      % Notes due 2012,      % Notes due 2017 and      % Notes due 2037.
     The Preliminary Prospectus Supplement to the Prospectus dated December 5, 2007 has been filed pursuant to Rule 424(b) with the Securities and Exchange Commission and is available at http://www.sec.gov/Archives/edgar/data/1396009/000095012307016265/y42943b2e424b2.htm.
     The information contained herein supersedes the information in the Preliminary Prospectus Supplement to the Prospectus to the extent such information is inconsistent.
     The definition of “below investment grade ratings event” is revised to read as follows:
     “below investment grade ratings event” means that on any day commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which period will be extended following consummation of a change of control for up to an additional 60 days for so long as either of the rating agencies has publicly announced that it is considering a possible ratings change), the notes are downgraded to a rating that is below investment grade (as defined below) by each of the rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade).
     Please refer to “Description of the Notes” in the Preliminary Prospectus Supplement to the Prospectus and to the “Description of Debt Securities” in the Prospectus for additional terms relating to the Change of Control Repurchase Event and other terms relating to the notes. Terms used but not defined herein shall have the meaning given to them in the Preliminary Prospectus Supplement and the Prospectus, and in “Summary—The Offering”, “Description of the Notes” and “Description of the Debt Securities,” “we,” “our” and “us” means Vulcan Materials Company only, unless we indicate otherwise or the context indicates otherwise.
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     Vulcan Materials Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents we have filed with the Securities and Exchange Commission for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR at www.sec.gov. Alternatively, we, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bank of America Securities LLC toll-free at (800) 294-1322, Goldman, Sachs & Co. toll-free at 1-866-471-2526, JPMorgan at 212-834-4533 or Wachovia Securities toll-free 1-866-289-1262.